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                                                                     EXHIBIT 3.3


                                                                          PAGE 1

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "STAFFMARK, INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF MAY, A.D. 1998, AT 12 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.









                    [SEAL]              /s/ EDWARD J. FREEL
                                        ---------------------------------------
                                            Edward J. Freel, Secretary of State

                                             AUTHENTICATION:

2601903 8100                                           9077792
                                             DATE:
981181764                                              05-13-98
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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                STAFFMARK, INC.

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law

                StaffMark, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

        1. The Certificate of Incorporation of the Corporation (the "Certificate") was filed in the Office of the Secretary of State of the State of Delaware (the "Secretary") on [March 12, 1996].

        2. The Certificate was previously amended by a Certificate of Amendment filing with the Secretary on [June 14, 1996].

        3. The first paragraph of Article Four of the Certificate is hereby amended and restated in its entirety as follows:

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred and ten million (210,000,000), divided into two classes of which ten million (10,000,0000) shares, par value $.01 per share, shall be designated Preferred Stock (the "Preferred Stock"), and two hundred million (200,000,000) shares, par value $.01 per share, shall be designated Common Stock (the "Common Stock").

        4. This Certificate of Amendment to the Certificate was duly adopted by the unanimous vote of the Board of Directors and the Board of Directors duly called an annual meeting of stockholders to, among other things, vote on such Certificate of Amendment, and resolutions to such effect were duly recorded. Upon notice, and in accordance with Section 222 of the Delaware General Corporation Law, the Corporation convened an annual stockholder's meeting on May 8, 1998, at which, among other things, this Certificate of Amendment to the Certificate was adopted by the holders of at least a majority of the outstanding Common Stock of the Corporation entitled to vote thereon. As a result of the foregoing, this Certificate of Amendment to the Certificate was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be executed as of the 8th day of May, 1998.



                                      STAFFMARK, INC.


                                      By: /s/ GORDON Y. ALLISON
                                          -----------------------------------
                                              Gordon Y. Allison
                                      Executive Vice President - General Counsel